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Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (the "Agreement") dated as of November 25th, 2001 (the "Effective Date"), between Providian Financial Corporation, a Delaware corporation (the "Company"), and Joseph W. Saunders (the "Executive").

W I T N E S S E T H

        WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company;

        WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of his employment by the Company;

        NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    POSITION/DUTIES.

        (a)  During the Employment Term (as defined in Section 2 below), the Executive shall serve as the President and Chief Executive Officer of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall designate that are consistent with the Executive's position as President and Chief Executive Officer of the Company. The Executive shall report to the Board.

        (b)  During the Employment Term, the Executive shall devote substantially all of his business time (excluding periods of vacation and sick leave), energy and skill in the performance of his duties with the Company, provided the foregoing will not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs and (ii) managing his and his family's personal investments so long as such activities in the aggregate do not materially interfere with his duties hereunder.

        (c)  The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as of the Effective Date. Thereafter, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term.

        2.    EMPLOYMENT TERM.    The Executive's term of employment under this Agreement shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7, ending on December 31, 2004 (the "Employment Term"). The commencement of the Employment Term and all other provisions of this Agreement shall be subject to the prior approval of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

        3.    BASE SALARY.    The Company agrees to pay the Executive a base salary at an annual rate of not less than $600,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive's Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder of otherwise. The base salary as determined herein from time to time shall constitute "Base Salary" for purposes of this Agreement.

        4.    BONUS.    During the Employment Term, the Executive shall be entitled to participate in the Company's bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position. The Executive shall have a guaranteed minimum bonus equal to $900,000 for the fiscal year ending December 31, 2002 and have the opportunity to earn an annual target bonus of $900,000 (the "Target Bonus") for each fiscal year thereafter measured against objective financial criteria to be determined by the Board (or a committee thereof) after good faith consultation with the Executive. The Executive shall also be entitled to a signing bonus of $2,000,000 payable upon execution of this contract to make him whole for certain benefits earned but forfeited in his prior employment.

        5.    EQUITY.

        (a)    STOCK OPTIONS.    The Compensation Committee of the Board has awarded the Executive as of the Effective Date an option (the "Option") to purchase 750,000 shares of the Company's common stock, par value $.001 (the "Common Stock") at an exercise price equal to the fair market value of the Common Stock on the Effective Date as determined under the Company's 2000 Stock Incentive Plan. Subject to accelerated vesting as set forth in this Agreement, the Option shall vest as to one-third of the shares of Common Stock subject to the Option on each anniversary of the Effective Date, so as to be 100% vested on the three year anniversary thereof, conditioned upon Executive's continued employment with the Company as of each vesting date. The Option is for a term of ten (10) years (subject to earlier termination as provided in the Company's 2000 Stock Incentive Plan on a basis other than termination of employment). In the case of the Executive's termination by the Company without Cause, voluntary termination by the Executive for Good Reason, death or Disability or upon a Change in Control (as defined in Exhibit A) (collectively, "Acceleration Events"), the Option and any other Company stock option then held by the Executive shall become fully vested.

        (b)    RESTRICTED STOCK.    The Compensation Committee of the Board has awarded the Executive as of the Effective Date, 500,000 shares of the Company's Common Stock under the Company's 2000 Stock Incentive Plan (the "Restricted Stock"). Subject to accelerated vesting as set forth in this Agreement, the Restricted Stock shall vest as to one-third of the Restricted Stock shares on each anniversary of the Effective Date, so as to be 100% vested on the three year anniversary thereof, conditioned upon Executive's continued employment with the Company as of each vesting date. The Restricted Stock shares shall become fully vested and the restrictions thereon shall lapse upon the occurrence of any Acceleration Event. Executive shall be entitled to all cash dividends paid on the Restricted Stock. The Restricted Stock shall in all respects be subject to the terms, definitions and provisions of, the Company's 2000 Stock Incentive Plan and the standard form of restricted stock agreement, a copy of which has been given to the Executive, as modified by the terms of this Agreement.

        6.    EMPLOYEE BENEFITS.

        (a)    BENEFITS PLAN.    The Executive shall be entitled to participate in any employee benefit plan of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his positions.

        (b)    VACATIONS.    The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives.

        (c)    PERQUISITES.    The Company shall provide to the Executive, at the Company's cost, all perquisites to which other senior executives of the Company are generally entitled to receive.

        (d)    BUSINESS EXPENSES.    Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.

        (e)    RELOCATION.    The Company shall reimburse the Executive on an after-tax basis for the costs of his relocation to the San Francisco area. In addition, the Company shall provide the Executive with appropriate accommodations in the San Francisco area for up to 12 months and shall make the Executive whole for any imputed income realized as a result thereof. The Company shall reimburse the Executive on an after-tax basis for the cost of first-class travel between San Francisco and Philadelphia for him and his family. The Company shall make the Executive whole on an after-tax basis on the sale of his house in Philadelphia to the extent the sales price is less than $1,500,000.

        7.    TERMINATION.    The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

        (a)    DISABILITY.    Upon thirty (30) days written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, "Disability" shall be defined as the inability of the Executive to perform his material duties hereunder due to a physical or mental injury, infirmity of incapacity for 180 consecutive days or an aggregate period of more than 210 days in any twelve (12) consecutive month period. The existence or nonexistence of a Disability shall be determined by a physician agreed in good faith to by the Executive and the Company.

        (b)    DEATH.    Automatically on the date of death of the Executive.

        (c)    CAUSE.    Immediately upon written notice by the Company to the Executive of a termination for Cause provided, such notice is given within ninety (90) days of the discovery of the Cause event by the Chairman of the Audit Committee of the Board or Chairman of the Compensation Committee of the Board. "Cause" shall mean (i) the willful misconduct of the Executive with regard to the Company that is materially injurious to the Company provided, however, that no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company; (ii) the conviction of the Executive of (or the pleading by the Executive of nolo contendere to) any felony (other than traffic related offenses or as a result of vicarious liability); or (iii) continued failure by the Executive to perform his duties after notice has been given to him by the Board of such failure.

        Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (i) advance written notice provided to the Executive not less than fourteen (14) days prior to the date of termination setting forth the Company's intention to consider terminating the Executive including a statement of the date of termination and the specific detailed basis for such consideration for Cause; (ii) an opportunity of the Executive, together with his counsel, to be heard before the Board during the fourteen (14) day period ending on the date of termination; (iii) a duly adopted resolution of the Board stating that in accordance with the provisions of the next to the last sentence of this Section 7(c), that the actions of the Executive constituted Cause and the basis thereof; and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds majority of the members of the Board (other than the Executive). Any purported termination of employment of the Executive by the Company which does not meet each and every substantive and procedural requirement of this Section 7 shall be treated for all purposes under this Agreement as a termination of employment without Cause.

        (d)    WITHOUT CAUSE.    Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

        (e)    GOOD REASON.    Upon written notice by the Executive to the Company of a termination for Good Reason. "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the

Company that he intends to terminate his employment hereunder for one of the reasons set forth below;

            (i)  any reduction or diminution (except temporarily during any period of Disability) in the Executive's titles or positions, or a material reduction or diminution in the Executive's authorities, duties or responsibilities or reporting requirements with the Company including but not limited to a failure to elect the Executive to the Board or removal of the Executive from the Board;

          (ii)  a material breach by the Company of any provisions of this Agreement, including, but not limited to, any reduction in any part of the Executive's compensation (including Base Salary and bonus) or benefits or any failure to timely pay any part of Executive's compensation (including Base Salary and bonus) or to provide the benefits contemplated herein;

          (iii)  the occurrence of a Change in Control (as defined in Exhibit A); or

          (iv)  the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement.

        (f)    WITHOUT GOOD REASON.    Upon written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

        8.    CONSEQUENCES OF TERMINATION.

        (a)    DISABILITY.    Upon such termination, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) a pro-rata portion of the Executive's bonus for the fiscal year in which the Executive's termination occurs (determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365); and (v) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively,"Accrued Benefits").

        (b)    DEATH.    In the event the Employment Term ends on account of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits.

        (c)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.    If the Executive's employment should be terminated (x) by the Company for Cause or (y) by the Executive without Good Reason or (z) upon expiration of the Term, the Company shall pay to the Executive any Accrued Benefits (other than amounts described in Section 8(a)(iv)).

        (d)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.    If the Executive's employment should be terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with (i) Accrued Benefits; and (ii) shall pay to the Executive a lump sum in cash within 30 days of date of termination in an amount equal to the product of (A) three, and (B) the sum of (1) the Base Salary in effect immediately prior to termination and (2) the Target Bonus.

        9.    EXCISE TAX.    In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit B shall apply.

        10.    NO ASSIGNMENTS.    (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

        (b)  At the request of the Executive, the Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement,"Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        (c)  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

        11.    NOTICE.    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    At the address (or to the facsimile number) shown on the records of the Company

    With a copy to:

    If to the Company:

    ________________________________________________

    ________________________________________________

    ________________________________________________
    Attention: Corporate Secretary
    Facsimile: ________________________

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        12.    (a)    CONFIDENTIALITY.    The Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. The Executive shall not, except as in good faith deemed necessary or desirable by the Executive to perform his duties hereunder, to defend his own rights or as required by applicable law or legal process, without limitation in time or until such information shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

        (b)    NON-SOLICITATION OF EMPLOYEES; NON-COMPETE.    The Executive recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the period that the Executive is employed by the Company hereunder and for the one-year period thereafter (the "Restricted Period"), he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee. The Executive also agrees that during the Restricted Period, the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment, directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity engaged in the credit card business.

        (c)    EQUITABLE RELIEF AND OTHER REMEDIES.    The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

        (d)    REFORMATION.    If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

        (e)    SURVIVAL OF PROVISIONS.    The obligations contained in this Section 12 shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

        13.    ATTORNEY'S FEES.    (a)    In the event of any dispute arising out of or under this Agreement or the Executive's employment with the Company, the Company shall, upon presentment of appropriate documentation, promptly, at the Executive's election, pay or reimburse the Executive for all reasonable legal and other professional fees, costs of arbitration and other expenses incurred in connection therewith by the Executive; provided however, that the Executive shall reimburse the Company to the extent that it is determined by a non-appealable, final order by a court or arbitrator of competent jurisdiction that the Executive's claim was, in a material manner, commenced in bad faith.

        (b)  The Company shall promptly pay the Executive's reasonable costs of investigating employment with the Company and entering into this Agreement, including the reasonable fees and expenses of his counsel.

        14.    SECTION HEADINGS.    The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

        15.    SEVERABILITY.    The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        16.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

        17.    ARBITRATION.    Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 12(d) hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in San Francisco, California (applying Delaware law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

        18.    MISCELLANEOUS.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

        19.    FULL SETTLEMENT.    Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

        20.    REPRESENTATIONS.    (a)    The Company represents and warrants that it has obtained any and all governmental approvals or concurrences necessary to enter into this Agreement and to perform its obligations under this Agreement, including the obligation to pay or provide compensation, benefits or severance, and that there is no legal or other impediment or limitation (other than requirements set forth herein) to the Company's performance of its obligations.

        (b)  The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROVIDIAN FINANCIAL CORPORATION
By:
/s/ J. David Grissom
Title:
Chairman
JOSEPH W. SAUNDERS
/s/ JOSEPH W. SAUNDERS

EXHIBIT A

Change in Control Definition

        For the purpose of this Agreement, a "Change in Control" shall have the meaning ascribed to such term in Section 2(e) of the Company's 2000 Stock Incentive Plan, except that "50%" shall be substituted for "60%" in Section 2(e)(i) thereof.

EXHIBIT B

Gross-Up Provisions.

        (a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company, (a "Payment") would be subject to the excise tax imposed by Section 4999 of the code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (b)  Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

        (c)  The Executive shall notify the company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the

Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i)  give the Company any information reasonably requested by the Company relating to such claim,

          (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        (e)  If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment (as contemplated by Q/A of the proposed regulations under Section 280G of the Code as issued on May 4, 1989) and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of the Executive's income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him or her as a result of paying to the Company the amount of the initial tax benefit.

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  Exhibit 10.18
EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT A Change in Control Definition
EXHIBIT B Gross-Up Provisions.